Exhibit 10.1

 SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made and entered into as of September 21, 2007, by and between Fluid Media Networks, Inc., a Nevada corporation (the “Company”), and David J. Williams (“Williams”).  The Company and Williams are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Williams is a party to that certain Employment Agreement dated February 21, 2006, by and between Williams and the Company, as extended (collectively, the “Employment Agreement”);

WHEREAS, Williams resigned from his position as the Chief Financial Officer, effective September 5, 2007;

WHEREAS, the Company and Williams wish to fully settle and discharge all claims and damages, whether known or unknown, and whether anticipated or unanticipated, which are or may be the subject of any lawsuit or any other claim which has arisen or which may arise between the Parties upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and for good and valuable mutual consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree to the following terms and conditions:

AGREEMENT

1.           Settlement Consideration.  As satisfaction and performance in full of all obligations due and payable to Williams by the Company and each and every subsidiary, parent or other affiliate thereof (including without limitation all salary, bonus payments, accrued vacation and business expense reimbursement due to Williams under any and all agreements between Williams and the Company), and subject to the compliance by Williams of the provisions of Sections 1 and 6 hereof, the Company shall pay to Williams the aggregate amount of Sixty Four Thousand Eight Hundred Dollars ($64,800.00) (which amount shall be subject to withholding by the Company).  The settlement consideration herein described shall be paid upon the execution by the Parties of this Agreement and the receipt by the Company of a letter of resignation from Williams in form and substance reasonably satisfactory to the Company.  Notwithstanding the termination of the Employment Agreement or the release hereinafter described in Section 3 hereof, Williams shall remain subject to all the terms and provisions of the Employment Agreement, which by their express terms, purport to survive the termination of such agreement, including without limitation, that section of the Employment Agreement entitled “Certain Acts”  and the terms of that certain Proprietary Information and Inventions Agreement, dated as of February 21, 2007 (collectively, the “Surviving Obligations”), and the release set forth in Section 3 hereof shall not operate to release any matter arising from or related to any of the Surviving Obligations.   Each Party shall be entitled to all such additional remedies to which is may be entitled at law or in equity in the event of a breach of any of the Surviving Obligations by the other.

2.           Releases.

(a)           The Company and Williams, on behalf of itself or himself and each of its or his representatives, agents, affiliates, successors, predecessors, attorneys, heirs, executors, administrators, agents and assigns, and each and all of them, fully release and forever discharge each other, each of its former and current principals, officers, members, managers, directors, shareholders, employees, representatives, agents, parents, subsidiaries, affiliates, successors, predecessors, attorneys, heirs, executors, administrators, agents and assigns, and each and all of them, as applicable, of and from any and all claims, debts, rights, liabilities, damages, costs, expenses, attorneys' fees, causes of action, lawsuits, loss of use and loss of services of every kind, nature, or description, whether known or unknown, suspected or unsuspected, which previously existed, now exist, or may exist hereafter, accruing, occurring or arising from or in any way related to the Employment Agreement, Williams’ employment or engagement in any manner by the Company, the terms and conditions of the Employment Agreement or other such employment or engagement, the termination of the Employment Agreement or Williams’ separation from said employment or engagement whether based on tort, contract, statute, insurance policy, or other theory of recovery, and whether for compensatory or punitive damages, including attorneys’ fees and costs, as well as statutory sanctions, which the Parties ever had against each other or now have against each other including, but not limited to, defamation, intentional infliction of emotional distress, negligent hiring or supervision, conversion, interference with contract, impairment of economic opportunity, breach of promise, conspiracy, fiduciary breach, declaratory relief, prohibited transactions, fraud, misrepresentation, and retaliation, wrongful or constructive discharge, or arising under any federal, state or local employee benefit, wage payment, labor relations, equal employment, civil, human or employee rights, whistleblower or fair employment practices law, statute or regulation and/or discrimination on the basis of sex, disability or perceived disability (including the Americans With Disabilities Act of 1990), record or history of disability, race, color, religion, national origin (including Title VII of the Civil Rights Act of 1964, as amended), ancestry, age (including the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), and the Older Workers Benefit Protection Act), creed, handicap, citizenship, ethnic characteristics, sexual orientation, genetic predisposition or carrier status, gender or marital status, veteran status, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act and any other federal, state or local laws or to claims for attorneys’ fees, expenses or costs with respect to any of the above.  Williams acknowledges that he did not suffer any workers’ compensation injury while employed with Company, and agrees not to bring or pursue any further claim or claims for Workers’ Compensation arising from his employment with Company.  Williams hereby agrees to waive any right to recover money damages or other relief personal to Williams in any charge, complaint or lawsuit filed by Williams or by anyone else on Williams’ behalf.  All of the foregoing released matters are hereinafter collectively referred to as the “Released Matters.”

(b)           The releases set forth above are not intended to, and shall not, extend to or otherwise release or discharge any rights, privileges, benefits, duties, or obligations of any of the Parties by reason of, or otherwise arising under, (i) this Agreement, (ii) the Surviving Obligations, (iii) Williams vested stock options, (iv) Williams’ right to seek indemnification from the Company pursuant to any existing indemnification agreement with the Company, or (v) with regard to any director and officer insurance policy covering Williams.

(c)           The Parties, and each of them, acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the Released Matters, including without limitation, unknown or unanticipated claims which, if known or anticipated, on the date of execution of this Agreement, might have materially affected such Party's decision to execute this Agreement.  Each of the Parties acknowledges and agrees that by reason of the mutual general release set forth above, they are assuming the risk of such unknown claims and agree that this Agreement shall apply thereto.  Nevertheless, the Parties hereto, and each of them, hereby agree that each of the releases set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

3.           Civil Code Section 1542.  The Parties represent that they are not aware of any disputes or causes of action they have other than the disputes and causes of action that are released by this Agreement.  The Parties expressly agree and understand that this Agreement is a full and final release of all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, of all Released Matters, and execution of this Agreement by the Parties operates as a complete bar and defense against any and all claims that may be made by the Parties with regard to the Released Matters, and that, should any proceeding be instituted with respect to matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for its dismissal.  The Parties have read and fully understand the statutory language of section 1542 of the California Civil Code and on that basis expressly and specifically waive all rights under said statute or any analogous state law or federal law or regulation.  Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

           The Parties expressly waive any rights they may have under it, as well as under any other statute or common law principles of similar effect.  Each Party represents further that as of the date of execution of this Agreement, he or it has not brought any claims of the type released against any of the released parties set forth above.

4.           Confidentiality of Settlement.  Williams agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”).  Williams agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that he will not make statements or otherwise permit or cause any publicity, directly or indirectly, concerning any Settlement Information to be released.  Williams agrees and acknowledges that the Company will be required to publicly announce Williams’ separation from the Company.

5.           Confidential Information.  Williams acknowledges and agrees that in the course of his employment or engagement with the Company, he has had access to and/or made use of certain confidential information relating to the business activities of the Company.  Such confidential information includes, but is not limited to, technical information (including, but not limited to processes, know-how, methods, proprietary testing data, plans, specifications, formulas, inventions, electronics, computer programs, computer codes, research and development projects, and machines); business strategies; financial data and results; pricing data; the contents of current or future client accounts and client preferences; key persons to contact with regard to client accounts and client needs; market surveys and research data; and contractual agreements between the Company and clients and other persons or entities, compilations of information and records that are owned or validly possessed by the Company or are used in the operation of the Company’s business and other information that is kept confidential by the Company.  Williams agrees that he will not disclose any such confidential information, directly or indirectly, or use any of it in any way whatsoever.  Williams further represents and agrees that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies and summaries, whether prepared by Williams or otherwise coming into Williams’ possession, custody or control, are property of the Company and have been or will be returned immediately by him to the Company and that he will not remove from the premises of the Company any such property or information or any other property, information, electronic or other otherwise, of the Company.  Williams hereby represents and warrants that he has returned all Company property in his possession and or under his control and that the Company shall not be obligated to pay the settlement consideration due under Section 1 hereof until the return of all such property.

6.           Warranty Of Non-Assignment.  Each of the Parties hereby warrants, represents and agrees that he, she or it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters which are referred to in the mutual general release set forth above and that he, she or it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any such Released Matters, or any part or portion thereof.  Each of the Parties agrees to indemnify and hold each of the other Parties harmless from any claim, demand, damage, liability, action or cause of action based on or connected with or arising in any manner out of any such assignment or transfer.

7.           No Admission of Liability.  It is specifically understood and agreed that this Agreement constitutes a complete compromise and settlement of disputed claims, and that neither the execution of this Agreement nor the payment of any monies hereunder is to be deemed an admission of liability by the Parties or any of them.  Each Party acknowledges that this Agreement is not, and cannot be construed as, any admission of fault by the other Parties.

8.           Equitable Remedies.  Williams hereby acknowledge that the provisions of Section 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company.  In the event of a violation of the provisions of Section 6 hereof, Williams agrees that the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

9.           Representations and Warranties.  The Company, on the one hand, and Williams, on the other hand, jointly and severally, expressly represents and warrants to the other that:

(a)           he or it has the power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and on behalf of all whom might claim through him or it to bind them to the terms and conditions of this Agreement;

(b)           the execution and delivery by he or it of this Agreement, and the performance by he or it of his or its obligations hereunder, have been duly and validly authorized by all action on his or its part;

(c)           this Agreement has been duly and validly executed and delivered by his or it and constitutes his or its legal, valid and binding agreement, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(d)           he or it is not entering into this Agreement in reliance upon any express or implied representation, agreement, or understanding of any kind by the other, or any person representing (or purporting to represent) each other, or any other person, except as expressly stated in this Agreement and the other Parties shall not directly or indirectly be liable or responsible for the truth, accuracy, or enforcement of any representations, agreements, or understandings which may now or hereafter exist between any of the Parties and any other Non-Party person and/or entity; and

(e)           he or it has signed the Agreement voluntarily, without any duress or undue influence on the part, or on behalf, of any Party.

10.           Miscellaneous Provisions

(a)           Future Suits.  If any Party hereafter commences any action or proceeding against the other based upon any of the claims released by this Agreement, the provisions of this Agreement shall be deemed breached and such non-breaching Party shall be entitled to recover attorneys' fees and other costs of suit sustained by him, her or it in defending such action or proceeding and shall be indemnified by the other for such fees and costs.  This Agreement may be pleaded by such non-breaching Party as a defense, counterclaim or cross-claim in any such action or proceeding.

(b)           No Disparagement.  Each of the Parties agrees that he or it shall not knowingly and intentionally make disparaging and damaging comments about the other, including his or its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries and predecessor and successor corporations, as applicable.

(c)           Survival.  All representations, warranties and covenants of the Parties shall survive the execution of this Agreement.

(d)           No Waiver.  This Agreement (including all exhibits thereto) may not be changed, waived, discharged, or terminated orally or in writing, except by a writing signed by the Parties and the observance of any such term may be waived (either generally or in a particular instance either retroactively or prospectively) by a writing signed by the Parties against whom such waiver is to be asserted.

(e)           No Precedential Value.  The settlement reflected in this Agreement shall be without precedential value.  It shall not be used as evidence, or in any other manner, in any court or other dispute resolution proceeding, to create, prove, or interpret the obligations of the Parties to each other or to any other person or entity.

(f)           Further Assurances.  Each of the Parties hereto agrees that he or it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other Parties to carry out the actions and transactions contemplated by this Agreement.

(g)           Entire Agreement.  This Agreement constitutes the entire agreement by and among the Parties, and any prior or contemporaneous agreements, understandings, promises, representations, warranties and covenants, whether written or oral, or whether expressed, implied or apparent are hereby deemed merged into and made a part of this Agreement.  The terms of this Agreement are contractual and not merely a recital.

(h)           Successors and Assigns.  This Agreement shall bind, and inure to the benefit of, the respective directors, officers, shareholders, employees, agents, partners, representatives, attorneys, parent and affiliated corporations, subsidiaries, divisions, insurers and reinsurers, joint venturers, predecessors, successors, beneficiaries, grantees, vendees, transferees, assigns, heirs, executors, administrators, trustees, and estates of each of the Parties, as applicable.

(i)           Expenses; Taxes.  Each Party shall bear his or its own costs and expenses relating to the transactions contemplated in this Agreement including, without limitation, costs and expenses of his, her or its respective counsel.  Williams agrees that any tax that may be payable on the consideration received by Williams pursuant to this Agreement is the sole responsibility of Williams.  Williams agrees to indemnify, defend, and hold Company harmless from and against any liability or claim for any tax or other governmental contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement.

(j)           Counterparts.  This Agreement may be executed in any number of counterparts by the Parties hereto, each of which shall constitute an original but all together shall constitute but one and the same instrument.  Confirmation of execution by telecopy or telefax of a facsimile signature page shall be binding upon that Party so confirming.

(k)           No Other Contracts.  There are no other contracts, instruments, documents, agreements, understandings, facts, or rights of any person which could alter the literal meaning or effect of this Agreement.

(l)           No Other Conditions.  There are no conditions precedent or subsequent to the obligations of or release or waivers by the Parties, except as expressly stated in this Agreement.

(m)           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California without regard to conflict of laws principles.  If any action is filed to enforce or interpret any of the terms or provisions of this Agreement or any of the other documents executed in connection with this Agreement, or otherwise, the Parties agree that the appropriate venue shall be a state or federal court of competent jurisdiction located in Los Angeles County, State of California.

(n)           Construction.  This Agreement has been negotiated at arm’s length and between and among persons or entities sophisticated and knowledgeable in the matters dealt with in this Agreement.  In addition, this Agreement was drafted by experienced and knowledgeable legal counsel for each of the Parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the Parties and this Agreement.

(o)           Notices.  All notices, demands, consents, approvals, requests and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or (b) sent by Federal Express (or other similar overnight courier) (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by telecopier or facsimile (any notice or communication so delivered being deemed to have been received if a copy is also delivered by one of the other means of delivery and shall be deemed to have been received (i) on the business day so sent, if so sent prior to 4:00 p.m. (based upon the recipient's time) of the business day so sent, and (ii) on the business day following the day so sent, if so sent on a non-business day or on or after 4:00 p.m. (based upon the recipient's time) of the business day so sent (unless actually received by the addressee on the day so sent)), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective Parties as follows:

If to Williams: David Williams 2114 Roxanne Ave Long Beach, CA 90815 Facsimile: ________________	with copy to: Thomas M. Ffrench, Partner Horizon Law Group, LLP 1920 Main Street Suite 210 Irvine, CA 92614 Facsimile: 949-261-2515

If to the Company: Fluid Media Networks, Inc. 5813-A Uplander Way Culver City, California Attention: Justin F. Beckett Facsimile: (310) 665-0735
With copy to (which copy shall not constitute notice):
Nixon Peabody, LLP
Gas Company Tower
555 West Fifth Street, 46th Floor
Los Angeles, California 90013
Attn:  Jenny C. C. Chen-Drake
Fax:  (213) 629-6001

or to such other address or party as the other Parties may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.

(p)           Revocation.  Williams acknowledges that he has twenty-one (21) days within which to consider this Agreement.  If Williams signs this Agreement prior to the expiration of the 21-day period, Williams acknowledges and agrees that he had adequate time and opportunity to fully consider this Agreement and to knowingly waive the full 21-day period.  Williams understands that he may revoke this Agreement upon written notice to the Company within seven (7) days after execution of it by sending a written revocation of his intent to revoke via U.S. mail, or hand delivery within seven (7) days of execution of this Agreement.

(q)           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all of the Released Matters.  Each of the Parties acknowledge for itself that: (a)  it has read this Agreement; (b)  it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice or that it has voluntarily declined to seek such counsel; (c)  it understands the terms and consequences of this Agreement and of the release it contains; and (d)  it is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

FLUID MEDIA NETWORKS, INC.

Date: September 21, 2007	By: /s/ Justin F. Beckett
Justin F. Beckett
President and CEO

DAVID J. WILLIAMS, an individual

Date: September 21, 2007	By: /s/ David J. Williams